Exhibit 99.4

INTER-OFFICE MEMO

To:	All Family Dollar Team Members

From:	Howard Levine, Chairman & CEO

Date:	July 28, 2014

Re:	Merger Agreement with Dollar Tree, Inc.

Over the past several months, our Board of Directors and management team have been working diligently on a comprehensive review of our business to determine the best path forward for our great Company. Today, I am excited to announce that we have completed our review and have announced our entry into an agreement to merge with Dollar Tree, Inc. The transaction will create a stronger retail competitor in North America, operating more than 13,000 stores in 48 states and five Canadian provinces, with sales exceeding $18 billion and over 145,000 employees. For your reference a copy of today’s press release is attached.

Many of you will likely reflect on this announcement and what it means. Since Leon Levine – my father – opened the first Family Dollar store in 1959 in Charlotte, North Carolina, we have grown throughout the United States and now have more than 8,100 stores in 46 states with sales in excess of $10 billion. While we have grown significantly, we still maintain the same principle on which my father founded the Company - satisfy the customer and the customer will return. Today’s announcement represents a huge milestone in our history, is a validation of what we collectively have achieved over the past 50 years, and is the right next step for our Company.

As many of you may know, Dollar Tree also has a rich history with its roots going back more than 50 years. It is a Fortune 500 company that has grown to become one of the most successful retailers in the country with approximately 5,000 stores across the United States and Canada, supported by more than 87,000 associates. Dollar Tree shares our deep-rooted commitment to providing customers with convenience and value, and together, the combined company will further this commitment to providing customers with great, every day values. I have known Bob Sasser, the CEO of Dollar Tree, for a long time and am very familiar with Dollar Tree. I believe that Bob and the Dollar Tree management team will help us maintain our successful business model for the long-term. I will remain with the Company and look forward to working with Bob to deliver increased value to our customers.

We will continue to operate stores under the Family Dollar banner, and joining with Dollar Tree represents a tremendous opportunity to give our brand immediate access to new stores, new markets and new channels for growth. As with any transition of this nature, it will take time, but given the complementary nature of our businesses and our similar heritage and values, we expect a strong cultural fit and smooth transition. Ultimately, we expect that Family Dollar Team Members will have more opportunities for growth and development by being part of a larger, more diverse company.

I would like to emphasize that we are still early in the process, and we expect it will take several months to close the transaction. Until the transaction is completed, Family Dollar is still an independent company, and you should maintain the confidentiality of any Family Dollar information. Our priorities have not changed, and our customers must remain our number one focus. The best way you can help is to continue to concentrate on what has made Family Dollar such a successful company – providing our customers with great customer service.

At this point in the process, work begins to satisfy the conditions to closing the transaction, including obtaining the necessary regulatory and shareholder approvals. We anticipate that the closing of the transaction will occur by early 2015. Upon completion of the transaction, Family Dollar will operate as a wholly-owned subsidiary of Dollar Tree and will maintain the Family Dollar brand.

As you can imagine, this announcement is likely to attract significant external interest. As always, it is important that the Company speaks with one voice. If you receive any inquiries from members of the media, investment community or other interested parties, please immediately forward them to Kiley Rawlins at (704) 708-2858.

We recognize that you may have many questions about this announcement, and we have prepared answers to what we anticipate will be some of your top questions. Additionally, we will host a conference call today at 10:30 a.m., E.T. to give you the opportunity to hear from me and ask any additional questions. The dial-in number of the conference call is 888-663-2242. You can also access a webcast of the call from the homepage of The Aisles. Your leadership will also host Town Hall meetings later today.

I want to thank you for your commitment to Family Dollar. Because of your hard work and dedication, we have reached this great milestone, and I hope that you share my enthusiasm about this combination and the next step towards an exciting future.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed merger between Dollar Tree and Family Dollar, Dollar Tree will file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that will include a proxy statement of Family Dollar that also constitutes a prospectus of Family Dollar. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to shareholders of Family Dollar. INVESTORS AND SECURITY HOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Dollar Tree and Family Dollar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Dollar Tree will be available free of charge on Dollar Tree’s internet website at www.DollarTree.com under the heading “Investor Relations” and then under the heading “Download Library” or by contacting Dollar Tree’s Investor Relations Department at 757-321-5284. Copies of the documents filed with the SEC by Family Dollar will be available free of charge on Family Dollar’s internet website at www.FamilyDollar.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by contacting Family Dollar’s Investor Relations Department at 704-708-2858.

Participants in the Solicitation

Dollar Tree, Family Dollar, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Family Dollar common stock in respect of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Dollar Tree’s and Family Dollar’s directors and executive officers in their respective definitive proxy statements filed with the SEC on May 12, 2014 and December 6, 2013, respectively. You can obtain free copies of these documents from Dollar Tree or Family Dollar using the contact information above.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the financing of the proposed transaction, the benefits, results, effects and timing of the proposed transaction, future financial and operating results, and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

Risks and uncertainties related to the proposed merger include, among others: the risk that Family Dollar’s stockholders do not approve the merger; the risk that regulatory approvals required for the merger are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist shareholders to the merger; costs and difficulties related to the integration of Family Dollar’s business and operations with Dollar Tree’s business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by Dollar Tree or Family Dollar, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in Dollar Tree’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Family Dollar’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, Dollar Tree’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2014, Family Dollar’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, and other reports filed by Dollar Tree and Family Dollar with the SEC, which are available at the SEC’s website http://www.sec.gov.

Please read our “Risk Factors” and other cautionary statements contained in these filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Dollar Tree and Family Dollar, undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.